Exhibit 4.10

Oliveira Trust Servicer S.A., as Administrative Agent

Rua Joaquim Floriano 1052, 13º andar

04534-004 São Paulo, SP, Brazil

At.: Mr. Antonio Amaro / Mr. Marcelo Andrade

Ref: Offer Letter No. 4/2018

Ladies and Gentlemen:

ALPHA TEL S.A., a sociedad anonima existing pursuant to the laws of the Republic of Argentina, with its registered office at Paraguay 610, Floor 28, City of Buenos Aires, Republic of Argentina, represented herein pursuant to its organizational documents] (“Company”), hereby addresses Oliveira Trust Servicer S.A., a corporation with its branch in the City of São Paulo, State of São Paulo, Brazil, at Rua Joaquim Floriano 1052, 13º andar, enrolled with the CNPJ under No. 02.150.453/0002 00, as representative of the Initial Lenders (as defined below) (“Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Sky Serviços de Banda Larga Ltda., a Brazilian limited liability company (the “Borrower”), the subsidiaries of the Borrower party thereto, the Guarantors and the lenders party thereto (the “Initial Lenders”) have entered into the Contrato de Abertura de Crédito, dated as of April 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Master Agreement”);

WHEREAS, pursuant to the Master Agreement, the Borrower issued the CCBs, representing loans granted to the Borrower;

WHEREAS, in connection with the Master Agreement and the CCBs, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guarantee, dated as of April 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Lenders;

WHEREAS, the Master Agreement and the CCBs require the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, THE COMPANY HAS EXECUTED THIS OFFER (THE “OFFER”) TO:

1. Joinder. Enter into a joinder for the Company to become a party to the Guarantee Agreement as a Guarantor thereunder, as provided in Section 22 of the Guarantee Agreement, with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, expressly assume all obligations and liabilities of a Guarantor thereunder. If the Offer is accepted, the Company hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Master Agreement and Section 11 of the CCBs is true and correct on and as the date hereof (after giving effect to this Offer) as if made on and as of such date. On the date hereof, the Company shall have appointed a process agent as its agent for service of process in New York in respect of any dispute arising from or relating to the Guarantee, and shall have furnished evidence of such appointment and a process agent acceptance, duly executed and delivered by such process agent, in each case pursuant to documentation substantially in the form delivered by the Guarantors to satisfy the Conditions Precedent in respect thereof in the Master Agreement. In addition, pursuant to Section 21(b) of the Guarantee Agreement, the Company agrees to appoint the Borrower as its agent for service of process in respect of any dispute arising from or relating to the Guarantee commenced in the City of São Paulo, SP, Brazil.

2. Validity. This Offer will be valid for 5 (five) Business Days (as defined in the Master Agreement) as of the date on which it is received by the Initial Lenders, and it shall be deemed accepted upon receipt by the Company, of a written notice executed in accordance with the terms set forth in Exhibit A from the Company to such effect as of the date in which such written notice is received. In case this Offer is not accepted within this period, it shall terminate and be of no effect whatsoever.

3. Governing Law. THIS OFFER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature to follow]

Sincerely,

ALPHA TEL S.A.

By:	/s/ Michael Hartman
Name: Michael Hartman
Title: Authorized Signatory